Exhibit 5.1

AUSTIN
BRUSSELS
DALLAS
HOUSTON
LONDON
LOS ANGELES
MOSCOW
NEW YORK
PHILADELPHIA
SAN ANTONIO
WASHINGTON, D.C.
_____________________________
RIYADH - IN AFFILIATION WITH
THE LAW OFFICE OF ABDULAZIZ H. FAHAD

Akin, Gump, Strauss, Hauer & Feld, l.l.p.
ATTORNEYS AT LAW

a registered limited liability partnership
including professional corporations

1700 PACIFIC AVENUE
SUITE 4100
DALLAS, TEXAS 75201
(214) 969-2800
FAX (214) 969-4343

www.akingump.com

May 2, 2000

Software.com, Inc.
525 Anacapa Street
Santa Barbara, CA 93101

Ladies and Gentlemen:

          We have acted as counsel to Software.com, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration of 453,250 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), as described in a registration statement on Form S-8 relating to the Common Stock to be issued under the At Mobile.com, Inc. Amended and Restated 1997 Stock Option Plan (the "Option Plan"), which registration statement is to be filed with the Securities and Exchange Commission (the "Registration Statement").

          We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions listed below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

          Based upon such examination and representations, we advise you that, in our opinion:

          A.           The shares of Common Stock to be issued under the Option Plan, which are to be registered pursuant to the Registration Statement, have been duly and validly authorized by the Company.

          B.           The shares of Common Stock to be issued under the Option Plan, which are to be registered pursuant to the Registration Statement, when issued and delivered in accordance with the Option Plan, will be validly issued, fully paid and non-assessable.

          For the purposes of the opinions expressed above, we have assumed that the Registration Statement and any amendments thereto will become effective. We express no opinion other than as to the General Corporation Law of the State of Delaware, the laws of the State of Texas and the federal laws of the United States of America.

          This opinion is rendered solely for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/S/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.